An opportunity to capture significant returns; partner with successful company	Annual meeting attendees received company update

USPB Announces Plan to Sell an Ownership Interest in National Beef

U.S. Premium Beef, LLC (USPB) on December 5 announced that the owners of National Beef have entered into a Membership Interest Purchase Agreement with Leucadia National Corporation (Leucadia) under which Leucadia will acquire approximately 79% of the outstanding ownership interests in National Beef. The operations and management structure of National Beef will remain unchanged.

“This transaction will enable us to address the liquidity desires of USPB ’s diverse producer ownership base while maintaining our highly successful cattle supply system and a sizable investment in beef processing,” Steve Hunt, CEO of USPB, said in making the announcement. “Leucadia is a diversified holding company engaged in a variety of businesses; its broad and deep experience will enhance our partnership. Our goals for the future of National Beef are aligned and we look forward to a long and successful partnership with this company.”

The transaction requires member approval. “We have met with many of USPB’s unitholders since our announcement and are encouraged by the response we’ve received from them,” Hunt noted. “If we receive member approval, we anticipate closing this transaction on December 30.

“It is important that our unitholders, as well as Associate producers who market cattle through our company, understand that it is

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Did You Know...

✓As a reminder, Age and Source Verified (ASV) cattle projections are required from feedyards who want to receive USPB’s ASV premiums. ASV premiums are based on market conditions and will be adjusted accordingly as conditions warrant. Please call our office at 866-877-2525 when you place ASV cattle on feed to ensure that your cattle have a reservation in our program. USPB’s ASV premium is $35 through March 2012. It will be adjusted to a $25 per head floor for April 2012 and a $20 per head floor for May and June.

✓If you have delivery rights you do not plan on using in fiscal year 2012 and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.w

Fiscal Year 2011 Full of Record Results

In recapping fiscal year 2011 results, CEO Steve Hunt told USPB producers attending the annual meeting in Kansas City on December 7 that our company is positioned well to compete in the beef processing industry today, but we will be positioned even better in the future if our members approve the sale of a percentage of National Beef to Leucadia National Corporation.

USPB’s financial results during fiscal year 2011 strongly support that observation. “Our company again set a record for net income attributable to USPB of $167.6 million compared to $161.0 million in fiscal year 2010, which was also a record,” Hunt noted. “USPB’s net income per combined Class A and Class B unit was $222.47 compared to $213.89 in fiscal year 2010.

“We paid out a record $174.6 million in cash distributions in fiscal year 2011.

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McCloy, Sternberger Re-elected to USPB Board

USPB members re-elected Rex McCloy, Morse, TX, and Jeff Sternberger, Garden City, KS, to our Board of Directors at the company’s annual meeting on December 7. Both Directors will serve three year terms.

Rex McCloy is manager and part-owner of McLeod Farms Inc., a family-owned cattle and farming business headquartered in Morse, TX. McCloy has served on USPB’s Board of Directors since 2005. Jeff Sternberger is the manager and part owner of Midwest Feeders, Inc., a commercial feedyard near Ingalls, KS. Sternberger has served on USPB’s Board of Directors since 2008.

The Board of Directors reappointed Mark Gardiner, Chairman, Duane Ramsey, Vice Chairman and Joe Morgan, Secretary.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Announces Plan to Sell an...	continued from page 1
business as usual at USPB should this transaction be approved and closed,” he added. “We will continue to have the same delivery right and obligation to market cattle on
BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 11/13/11 to 12/10/11
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.31	64.63
Prime	2.69	5.97
CH & PR	71.74	85.94
CAB	18.49	30.37
BCP	15.83	19.94
Ungraded	1.21	0.53
Hard Bone	0.77	0.41
YG1	13.51	7.38
YG2	43.34	38.17
YG3	35.68	43.68
YG4	7.00	9.98
YG5	0.46	0.77
Light Weight	0.33	0.13
Heavy Weight	2.64	2.87
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$42.37	$78.64
Yield Benefit	$13.32	$20.77
Yield Grade	-$3.47	-$6.53
Out Weight	-$3.93	-$4.04
ASV	$3.88	$8.99
Natural	$1.76	$6.45
Total Premium	$53.93	$104.28

our grids as we’ve always had. In other words, if a unitholder owns 1,000 Class A and Class B units today, he will own 1,000 Class A and Class B units after this transaction is complete. In addition, producers will be able to lease delivery rights to market cattle on our grids as they have in the past.

“While this is an opportunity for our unitholders to realize a significant return on their original investment, it will also enable USPB to redeem all outstanding patronage notices, approximately $42.1 million, to those producers who delivered cattle to our company when we were structured as a cooperative,” Hunt explained.w

Fiscal Year 2011 Full of Record Results...	continued from page 1

We also paid out a record total grid premium of $30.5 million in fiscal year 2011, which was $41.45 per head. Our producers earned that impressive premium by delivering the highest quality grading cattle in the company’s history—75.2% Choice and Prime carcasses which was 1.8 percentage points higher than last year’s record,” he reported. “In total, we have paid out more than $213.8 million in grid premiums through the end of fiscal year 2011.”w

USPB Non-Conditional Unit Trade Report*
DR = Delivery Rights; FY = Fiscal Year	FY 2012 Trades	Most Recent Trades
# Class A Units (DR available this FY)	0	30
Avg. Price Per Unit	0	$210.00
# Class A Units (DR available next FY)	0	1,670
Avg. Price Per Unit	0	$204.82
# Class B Units	200	200
Avg. Price Per Unit	$503.50	$503.50
* Visit www.AgStockTrade.com for a history of USPB online unit sales.